Bowne & Co., Inc.
55 Water Street
212/658-5858
Fax: 212/658-5871

News Release

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Kate O’Brien Director, Corporate Communications 212-658-5812 kate.obrien@bowne.com

For Immediate Release

Stephen V. Murphy Joins Bowne & Co., Inc. Board of Directors

NEW YORK, January 19, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced that its Board of Directors unanimously elected Stephen V. Murphy a Director of the Company. Mr. Murphy is the 12th member of the Board.

“We are pleased to welcome Stephen to the Bowne Family,” said Philip Kucera, Bowne Chairman and CEO. “He brings a wide range of experience and perspective.”

Mr. Murphy founded and has served as President of investment banking firm S.V. Murphy & Co., Inc. since 1991, prior to which he served as Managing Director in the Investment Banking Department of Merrill Lynch Capital Markets, overseeing the Financial Institutions Mergers and Acquisitions Group. Previously, Mr. Murphy worked for The First Boston Corporation in a number of positions, including Managing Director in its Corporate Finance Department.

“I’m honored to join the Bowne Board of Directors,” Mr. Murphy said. “I look forward to being a part of such a distinguished organization and recognized leader in its marketplace.”

Mr. Murphy’s appointment takes effect immediately. In accordance with Bowne’s bylaws, he will serve an initial term until the Company’s next Annual Meeting, to be held on May 25, 2006.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing and Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

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